UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 7, 2015
(Date of earliest event reported)

Central Valley Community Bancorp
(Exact name of registrant as specified in its charter)

CA (State or other jurisdiction of incorporation)	000-31977 (Commission File Number)	77-0539125 (IRS Employer Identification Number)

7100 N. Financial Dr., Ste. 101, Fresno, CA (Address of principal executive offices)		93720 (Zip Code)
559-298-1775 (Registrant’s telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06             MATERIAL IMPAIRMENTS

Central Valley Community Bank (the “Bank”), the wholly owned subsidiary of Central Valley Community Bancorp (the “Company”), determined on January 7, 2015 that the Bank will charge off approximately $7.7 million representing newly classified non-performing loans in the fourth quarter of 2014, and as a result, the Company will record a provision for credit losses of approximately $8.4 million in the fourth quarter of 2014.

Accordingly, the Company expects to report a loss for the fiscal quarter ending December 31, 2014, although the Company expects it will still show a profit for the fiscal year. The Bank will continue to be “well-capitalized” for regulatory purposes as of December 31, 2014.

The charge relates to commercial loans among affiliated entities with which the Bank had a relationship for over 10 years. The loans had been subject to annual reviews conducted in the normal course of the Bank’s business, and had been classified as performing loans through the third quarter of 2014. Recent repeated overdrafts by the borrowers caused the Bank to require the borrowers to provide the Bank with additional collateral in the fourth quarter of 2014.

Upon completion of the physical examination of collateral that was completed in late December, the Bank learned that the borrowers’ previous reports to the Bank respecting inventory collateral were significantly overstated. The Bank determined that the loans could no longer be classified as performing, and made downward revisions in its estimates of the value of the additional collateral.

The Company expects to report its earnings for the quarter and year ended December 31, 2014 on February 13, 2015 after the market closes.

The information in this Form 8-K filed on January 9, 2015 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2015	CENTRAL VALLEY COMMUNITY BANCORP

/s/ David A. Kinross
David A. Kinross
Executive Vice President and Chief Financial Officer (Principal Accounting Officer)